UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
CSS Industries, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Keith E. Gottfried, Esquire Justin W. Chairman, Esquire Morgan, Lewis & Bockius LLP 1111 Pennsylvania Ave. NW Washington, DC 20004-2541 (202) 739-3000

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CSS Industries, Inc., a Delaware corporation (“CSS”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with CSS’s solicitation of proxies from its stockholders in connection with its 2019 Annual Meeting of Stockholders and at any and all adjournments or postponements thereof (the “2019 Annual Meeting”). CSS has not filed a preliminary or definitive proxy statement with the SEC in connection with its solicitation of proxies to be used at the 2019 Annual Meeting.
Communication Emailed By CSS To Its Employees on April 29, 2019
Attached hereto is a communication emailed by CSS to its employees on April 29, 2019 sharing with such employees a press release issued by CSS on April 29, 2019 wherein CSS confirmed it had received a notice of nominations from Varana Capital Focused, LP (“Varana”) with respect to Varana’s intention to nominate ten candidates to stand for election to CSS’s Board of Directors at the 2019 Annual Meeting. This communication by CSS with its employees is being filed herewith because it may be deemed to be solicitation material in connection with CSS’s solicitation of proxies to be used at the 2019 Annual Meeting.
Important Additional Information And Where To Find It
CSS Industries, Inc., its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from CSS’s stockholders in connection with the matters to be considered at CSS’s 2019 Annual Meeting of Stockholders. Information regarding the names of CSS’s directors and executive officers and their respective direct or indirect interests in CSS by security holdings or otherwise can be found in CSS’s proxy statement for its 2018 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission (“SEC”) on June 22, 2018. To the extent holdings of CSS’s securities have changed since the amounts set forth in CSS’s proxy statement for its 2018 Annual Meeting of Stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Additional information regarding CSS’s director, officer and other participants in the solicitation of proxies from CSS’s stockholders in connection with the matters to be considered at CSS’s 2019 Annual Meeting of Stockholders, and their respective direct or indirect interests in CSS, through security holdings or otherwise, will be set forth in CSS’s proxy statement for its 2019 Annual Meeting of Stockholders, including the schedules and appendices thereto.
CSS Industries, Inc. intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from CSS’s stockholders in connection with the matters to be considered at CSS’s 2019 Annual Meeting of Stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY CSS WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by CSS with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Investor Resources section of CSS’s corporate website at www.cssindustries.com, by writing to CSS’s Corporate Secretary at CSS Industries, Inc., 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462, or by contacting CSS’s investor relations department at (610) 729-3959.

April 29, 2019
Dear CSS Employees:
Earlier today, we issued a press release confirming that one of our stockholders, Varana Capital Focused, LP, has notified us that it intends to nominate ten candidates to stand for election to the CSS Industries, Inc. eight-member Board of Directors at the Company’s 2019 Annual Meeting of Stockholders. According to the information that Varana provided to us, it beneficially owns approximately 4% of CSS’s common stock. I’ve attached a copy of our press release for your information.
CSS values open communications with its stockholders and constructive input toward the shared goal of enhancing stockholder value. In this regard, CSS management engaged in numerous discussions with Varana to better understand its views and perspectives. We are disappointed that Varana is threatening a costly and distracting proxy contest to replace our entire Board and cause a complete change of control of our company. We believe that Varana’s actions risk destabilizing the execution of our ongoing initiatives for enhancing value for all CSS stockholders.
While this matter may increase attention on our company, it does not change our strategy. Our Board and management team are united in their commitment to acting in the best interests of all stockholders and in their focus on driving enhanced value creation for all stockholders. As always, our Board and management team remain open to any credible and actionable ideas for enhancing stockholder value.
Today’s news may result in interest from the media and other outside parties. It is critical that everyone remains focused on day-to-day responsibilities as your hard work is the key to CSS’s success. As a reminder, please forward any external inquiries about this matter to Bill Kiesling, our General Counsel, at bill.kiesling@cssindustries.com.
Thank you again for your dedication and commitment to CSS.
Sincerely,

Christopher J. Munyan
President and Chief Executive Officer

CSS Industries, Inc. | 450 Plymouth Road, Suite 300 | Plymouth Meeting, PA 19462